Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the SL Green Realty Corp. Registration Statements (i) on Form S-3 (Nos. 333-157641, 333-70111, 333-30394, 333-68828, 333-62434, 333-126058, 333-113076, 333, 333-140222, and 333-143941) and in the related Prospectuses; (ii) on Form S-8 (Nos. 333-61555, 333-87485, 333-89964, 333-127014, and 333-143721) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., and (iii) on Form S-8 (No. 333-148973) pertaining to the 2008 Employee Stock Purchase Plan of our report dated March 18, 2009 except for Note 18.b as to which the date is December 18, 2009 with respect to the consolidated financial statements and schedule of Reckson Operating Partnership, L.P. included in this Current Report (Form 8-K) dated December 21, 2009.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

New York, New York

December 21, 2009